[LETTERHEAD OF CLEARY, GOTTLIEB, STEEN & HAMILTON]


Writer's Direct Dial:  (212) 225-2786
E-Mail:   yreich@cgsh.com



                                                                February 7, 2001

Continental Airlines, Inc.
1600 Smith St.
Houston, Texas  77002

             Re: 5,000,000 Term Income Deferrable Equity Securities (the "TIDES") of Continental Airlines Finance Trust II
                   ------------------------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Continental Airlines, Inc., a Delaware corporation (the "Company"), and Continental Airlines Finance Trust II, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the Trust and the Company's offering pursuant to a registration statement on Form S-3 (No. 333-[ ]) (the "Registration Statement") of the TIDES, representing preferred undivided beneficial interests in the assets of the Trust (the "TIDES"), the underlying Class B common stock, par value $0.01 per share, of the Company (the "Common Stock"), the Preferred Securities Guarantee of the TIDES by the Company (the "Guarantee") and the 6% Convertible Junior Subordinated Debentures due 2030 of the Company (the "Subordinated Debentures" and collectively, the "Registrable Securities"). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

          In arriving at the opinions expressed below, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of the declaration of trust of the Trust dated as of November 6, 2000 (the "Declaration of Trust"), the amended and restated declaration of trust of the Trust dated as of November 10, 2000 (the "Amended and Restated Declaration of Trust"), certificate as to certain factual matters from the Company dated November 10, 2000, and the Indenture, and of such records, documents, instruments and certificates, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed and have not verified that the signatures on all documents that we have examined are genuine and that each person signing each such document was duly authorized to sign such document on behalf of the person or entity purported to be bound thereby. In addition, for purposes of rendering the opinions expressed below, we have assumed, without investigation on our part, that (i) the Declaration of Trust, the Amended and Restated Declaration of Trust and the Indenture have been duly authorized and validly executed and delivered by the Company, the Trust and the Trustees and are legal, valid, binding and enforceable instruments of the Company, the Trust and the Trustees and (ii) each of the Indenture, the Subordinated Debentures, the Declaration of Trust, the Indenture, the TIDES and the Guarantee has not been amended in any material respect and the Trust has at all times been operated in accordance with the terms of the Declaration of Trust.

          Based on the foregoing, we are of the opinion that:

          (i) The Trust will be characterized as a grantor trust for U.S. federal income tax purposes and not as a partnership or as an association subject to tax as a corporation; and

          (ii) The Convertible Junior Subordinated Debentures constitute indebtedness of the Company.

          The opinions expressed above are based on the Internal Revenue Code of 1986, as amended, and other laws and regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (which change could apply retroactively).

          We hereby consent to the use of our name in the prospectus constituting part of the Registration Statement under the heading "Tax Consequences" as counsel for the Company who have passed on the material tax consequences of the Registrable Securities being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part (Exhibit 8.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

          We note that this opinion letter speaks only as of the date hereof, and we assume no obligation to update this opinion letter.

                                           Very truly yours,

                                           CLEARY, GOTTLIEB, STEEN & HAMILTON


                                           By: /s/ Yaron Z. Reich
                                               ------------------------------
                                               Yaron Z. Reich, a Partner